EXHIBIT 10.7.1

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confidential treatment and have been filed separately with the Securities and Exchange Commission
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (“Agreement”), executed at Gurgaon, Haryana on 25th day of March, 2009
BETWEEN
Tecnovate eSolutions Private Limited (a wholly-owned subsidiary of Intelenet Global Services Private Limited), a company incorporated under the Companies Act, 1956 and having its registered office at 219 Okhla Phase III, New Delhi – 110 020, (hereinafter referred to as “Tecnovate”), which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its affiliates, successors and permitted assigns of the ONE PART;
AND
Make My Trip (India) Pvt. Ltd, having its registered office at 46, Malhotra Building, 1st Floor, near Indian Overseas Bank, Connaught Place, New Delhi 110001 (hereinafter referred to as “Client” and which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;
(Tecnovate and Client are hereinafter collectively referred to as “Parties” and individually as “Party”).
WHEREAS:
1.	Tecnovate is engaged in the business of providing Information Technology Enabled Services including Business Process Outsourcing services from its call centers at various locations in the country and has represented to Client that it has the requisite skill, knowledge, experiences, expertise, infrastructure and capability to render the mentioned services;

2.	Relying on the representations made by Tecnovate, Client is desirous of availing services offered by Tecnovate as per terms and conditions of this Agreement; and the Parties have agreed to the following terms and conditions for services of Tecnovate to Client.

REDACTED	Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
In this Agreement, unless the context otherwise requires:
a.	references to persons shall include, as relevant, individuals, bodies corporate (wherever incorporated), unincorporated associations, trusts, partnerships and proprietorships;

b.	references to one gender include all genders;

c.	any reference to any enactment, statutory provision, rule or regulation is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

d.	words in the singular shall include the plural and vice versa;

e.	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified sections of this Agreement, as the case may be;

f.	each capitalized term used herein has the meaning assigned to such term herein;

g.	“or” is not exclusive;

h.	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
NOW, THEREFORE, THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	Scope of Service
a.	The services to be provided by Tecnovate under this Agreement are more particularly described in “Annexure A” annexed hereto (hereinafter referred to as the “Services”). This Annexure A includes the scope, location and duration of Services and all the other operational requirements related to Services.

b.	Tecnovate acknowledges and confirms that this Agreement does not exclude or prevent either Tecnovate or Client in their respectively dealing, or entering into any similar or other arrangements, including for any services, with third parties. This Agreement does not confer any exclusivity of arrangement between Client and Tecnovate.

2.	Term
a.	Unless terminated earlier in accordance with provisions contained in clause 13 of this Agreement, Parties agree to enter into this Agreement for a period of One (01) year (“Term”). Parties agree that the first four months of the Term will be a “Pilot Phase” and the Parties will review the terms of the SOW after the Pilot Phase and enter into another SOW for the remaining Term.

b.	Should a Party wish to renew this Agreement after the Term or a Renewal Term (as the case may be), such Party shall give the other Party a request in writing to renew the Agreement, in all events within two (2) months prior to the expiration of the Term or the Renewal Term (as the case may be) of the Agreement. The Parties will thereafter negotiate the terms and conditions that will apply to the renewal term (each a “Renewal Term”) one (1) month prior to the expiration of the Term or the Renewal Term (as the case may be) of the Agreement. The Term and all Renewal Terms are cumulatively referred to as the “Term”. It is agreed between the parties that there will be a year on year escalation of XXXX in the agreed fees under Annexure B.

3.	Consideration
Client shall pay consideration to Tecnovate for the Services rendered, on terms as more particularly described in Annexure B annexed hereto. All payments shall be made subject to deduction of all applicable withholding taxes.
a.	Tecnovate will submit monthly invoices to Client for Services performed in the previous calendar month.

b.	Notwithstanding anything contained herein, each undisputed invoice will be paid by Client within twenty-one (21) calendar days from receipt of the invoice. Client shall be liable to pay interest at the rate of 2% per month from the due-date of payment of invoice until the date of payment of all past due and outstanding balances on a monthly basis.

c.	If Client in good faith disputes any portion of any invoice, Client shall submit to Tecnovate within fifteen (15) calendar days following receipt of invoice, written documentation identifying and substantiating the disputed amount. Tecnovate and Client agree to use their respective commercially reasonable efforts to resolve any dispute within ten (10) calendar days after Tecnovate receives written notice of dispute from Client. Any disputed amounts resolved in favor of Client shall be adjusted while making payment of the disputed invoice. Any disputed amounts determined to be payable to Tecnovate shall be due within seven (7) calendar days of the resolution of the dispute.

d.	The charge agreed for the Services under this Agreement, any SOW thereto, shall be exclusive of any taxes or service taxes but subject to withholding taxes payable under the relevant tax and revenue laws of the concerned Party.

4.	Obligations of Parties
a.	Tecnovate will undertake the transition of Services from Client’s existing location within the period as may be mutually agreed under a SOW.

b.	Client is responsible for providing all software applications to Tecnovate and the required connectivity of such applications to Tecnovate’s offices/ sites as stated under the relevant SOW.

c.	It is agreed between the Parties that all calls will be routed to Tecnovate by Client as detailed in the respective Statement of Work/s with Tecnovate’s personnel logging onto Client’s Automated Call Distribution system. All permissions and access shall be duly provided by Client to Tecnovate personnel for such logging on.

5.	Representations and Warranties

Each Party represents and warrants that:
a.	It has all requisite power and authority to execute, deliver and perform its obligations hereunder;

b.	It has complied with and shall comply with all applicable laws and that neither Party shall have the obligation to verify whether or not the other Party has acted in accordance therewith;

c.	The licenses and products, including but not limited to software and application software provided by it for performance of Services under this Agreement, do not infringe the intellectual property right(s) of any third party; and

d.	It is not a party to any agreement with a third party, the performance of which is likely to affect adversely its ability or the ability of the other party to perform fully its respective obligations hereunder.

Tecnovate hereby further represents and warrants that:
a.	It shall deploy and engage suitably experienced and competent personnel as may reasonably be required for the performance of the Services or as detailed and agreed upon under Annexure A;

b.	All employees engaged by Tecnovate shall be in sole employment of Technovate and

Technovate shall be solely responsible for their salaries, wages, statutory payments, etc. That under no circumstances shall Client be liable for any payment or claim or compensation (including but not limited to compensation on account of injury/death/termination) of any nature to the employees and personnel of Tecnovate;

c.	It shall be responsible for all negotiations with personnel relating to salaries and benefits, and shall be responsible for assessments and monitoring of performance and for all disciplinary matters;

d.	It shall regularly provide updates to Client with respect to the Services and shall regularly interact with the personnel designated by Client to discuss and review its performance at such intervals as may be agreed between the Parties; and

e.	It shall use all reasonable steps to ensure that Services to be rendered hereunder will be of quality and standards as mutually agreed between the Parties from time to time.

Client hereby further represents and warrants that:
a.	The Client acknowledges and agrees that the Tecnovate is relying on the accuracy of the information and instructions supplied by the Client, and other requirements specified by the Client (cumulatively, the “Processing Norms”), to perform the Services mentioned in this Agreement or any Annexure. In the event the Processing Norms are not accurate or are found to be inadequate, the Client shall promptly notify the Tecnovate of any such deficiency and the Client will use its best efforts to remedy the situation in a timely manner. The Tecnovate’s inability to perform the Services as a result of any such inaccuracy or inadequacy in the Processing Norms will not relieve the Client of its payment obligations hereunder and will not constitute a breach by the Tecnovate of this Agreement. The Tecnovate shall be entitled to rely on and act in accordance with the Processing Norms and shall not incur any liability for claims, losses or damages that arise as a result of the Tecnovate’s compliance with the Processing Norms and the Client shall indemnify the Tecnovate from and against any and all Claims arising out of or in connection with the above.

EXCEPT FOR THE EXPRESS WARRANTIES MADE OR REFERENCED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE, QUALITY, COURSE OF DEALINGS, USAGE OF TRADE, ACCURACY, QUIET ENJOYMENT OR NONINFRINGEMENT, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

6.	Ramp up And Ramp Down
Timelines for any ramp up beyond 5% of the approved FTE at any given point needs to be discussed and mutually agreed upon. Any ramp down beyond 5% needs to be intimated in writing with a minimum of sixty (60) days advance notice or payment in advance for the same except for the Customer Service Process. Subject to clause 14 (a), for the Customer Service Process, any ramp down beyond 5% needs to be intimated in writing with a minimum of thirty (30) days notice or payment in advance for the same.

7.	Indemnification
Each Party hereby undertakes and agrees to keep and hold one another indemnified and harmless against any direct losses, legal proceedings (including legal fees), damages, charges, expenses, claims, liabilities, penalty or fine, which may be caused to or suffered by or made or taken against the other Party arising out of:
a.	The breach, default or non-performance of this Agreement by the defaulting Party and/or its personnel;

b.	Non compliance with any statutory or legal requirements by the defaulting Party and/or its personnel;

c.	Any improper or negligent performance, act of commission or omission by the defaulting Party and/or any of its personnel or due to any accident leading to a third party liability; and

d.	Infringement of intellectual property rights of a third party for use or operation of any licenses and products, including but not limited to software licenses provided by the defaulting Party for provision of Services under this Agreement by Tecnovate.

8.	Limitation of Liability
a.	Subject to Section 8(b) below, under no circumstances will either Party be liable to the other Party with respect to any subject claim arising out of or in connection with this Agreement under any contract, negligence, tort, strict liability or other legal or equitable theory for any special, indirect, consequential or exemplary damages (including but not limited to loss of revenue, or good will, or anticipated profits, or lost business), and even if such Party has been advised of the possibility of such damages.

b.	Notwithstanding anything contained in clause 8(a) above, the liability of each party shall be equal to actual costs/expenses incurred by the other party in settling any such claims. However, Parties agree that, during the first anniversary of the Agreement, and every 12-month period thereafter, the maximum liability of either party under this Agreement for any cause whatsoever shall not exceed three months’ remuneration paid by Client to Tecnovate.

c.	Tecnovate shall not be liable:
•	for any losses in respect of any matter, act, omission or circumstances (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that a claim or loss would not have occurred but for the passing of or any change in or change in interpretation of any law, including any increase in the rates of taxes and any withdrawal of relief from taxes not actually (or prospectively) in effect as of date.

•	in respect of any claim to the extent that any losses arising from such claim are covered by a policy of insurance in force as of date and payment is made by the insurer or would have been made if a claim had been submitted under such policy.

9.	Confidentiality
a.	Either party hereby agrees and undertakes to maintain utmost confidentiality with respect to all commercial and any other information, documents, data, procedures, processes, papers, plans, statements, trade secrets and/or any such information in connection with the business of the other Party, whether written, oral or in any other form (hereinafter referred to as the “Confidential Information”) furnished by one Party (‘Disclosing Party’) to the other Party (‘Receiving Party’) or which comes within the knowledge or possession of the Receiving Party or its personnel, as a result of association with Disclosing Party under this Agreement. The Receiving Party shall take necessary precautions, acceptable to Disclosing Party to keep the Confidential Information secret and confidential.

b.	The Confidential Information shall not be used by the Receiving Party or its personnel for any purpose other than pursuant to or for the purpose of this Agreement, and, in particular, the Receiving Party shall not use the Confidential Information for its own benefit.

c.	The Receiving Party shall ensure that its personnel do not divulge any Confidential Information to any person in any manner irrespective of whether this Agreement continues to subsist or has expired or terminated.
d.	Notwithstanding any thing to the contrary stipulated in this Agreement, the provisions of the clause shall survive for two (2) years after the last date of disclosure under this Agreement.

10.	Non-Solicitation
During the Term of this Agreement and for a period of one (1) year following its termination, cancellation or expiration for any reason, the Parties agree not to directly or indirectly entice, solicit, divert or hire, or attempt to entice, solicit, divert or hire, any person employed by the other Party (whether or not such employee is a full-time, contractual or temporary employee, and whether or not its employment is pursuant to a written agreement, is for a determined period, or is terminable at will), except with the prior written consent of the other Party. Provided however, that the foregoing provision will not prevent a Party from employing any such person who contacts the other Party on his or her own initiative without any encouragement from a Party, or in response to any general solicitation concerning available positions, so long as any such solicitation is not targeted specifically at employees of the other Party.

11.	Law and Arbitration
a.	The provisions of this Agreement shall be governed by and construed in accordance with the Indian law.

b.	In case any dispute or difference arises between the Parties during or after the performance of the Agreement, the Parties shall endeavour to resolve the same through discussions within 30 days of raising the dispute by either Party.

c.	Any difference, dispute, controversy or claim (the Dispute’) arising out of or relating to this Agreement or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the provisions of the Indian Arbitration and Conciliation Act, 1996.

d.	The Dispute shall be referred to one (1) arbitrator to be appointed by parties mutually.

e.	The place of arbitration shall be Gurgaon and any award whether interim or final, shall be made, and shall be deemed for all purposes between the parties to be made, in Gurgaon.

f.	The arbitral procedure shall be conducted in the English language and any award or awards shall be rendered in English. The procedural law of the arbitration shall be the Indian law.

g.	The award of the arbitrator shall be final and conclusive and binding upon the Parties, and the Parties shall be entitled (but not obliged) to enter judgment thereon in any one or more of the highest courts having jurisdiction. The Parties further agree (to the maximum extent possible and allowed to them) that such enforcement shall be subject to the provisions of the Indian Arbitration and Conciliation Act, 1996 and neither Party shall seek to resist the enforcement of any award in India on the basis that award is not subject to such provisions.

h.	The rights and obligations of the Parties under, or pursuant to, this Clause, including the arbitration agreement in this Clause, shall be under the exclusive jurisdiction of the courts located at Gurgaon.

12.	Independent Arrangement
This Agreement is on a principal-to-principal basis between the Parties hereto. Nothing contained in this Agreement shall be construed or deemed to create any association, partnership or joint venture or employer-employee relationship or principal-agent relationship in any manner whatsoever between the parties. Tecnovate acknowledges that its rendering of services is solely within its own control, subject to the terms and conditions agreed upon and agrees not to hold itself out to be an employee, agent or servant of Client or affiliate thereof.

13.	Records, Inspection and Right to Audit
a.	That during the term of this Agreement Tecnovate shall disclose to Client all information with regard to the Services and the activities performed by Tecnovate in relation to this Agreement and make available all records, data and information relating thereto, within a 15 day period on receipt of written request from Client, or such extended period as may be mutually agreed between the Parties.

b.	That during the term of this Agreement Tecnovate shall permit designated employees/representatives of Client to enter upon the premises of Tecnovate, where the records relating to the Services are kept by Tecnovate for the inspection of all such documents and records including but not limited to the computer system and any other related information which may be required by Client, as per a mutually agreed schedule.

14.	Termination
a.	Either Party may terminate this Agreement for convenience by giving an advance written notice of Two (02) months to the other Party.

b.	Either Party may at any time, by notice in writing, terminate this Agreement under any of the following conditions/causes:
i.	continued breach of material obligations under this Agreement (substantiated with evidence), which remains uncured after thirty (30) days’ written notice; and

ii.	If a petition for insolvency is filed against any Party and such petition is not dismissed within ninety (90) days after filing and/or if any Party makes an arrangement for the benefit of its creditors or, if the Court Receiver is appointed as receiver of all/any of any Party’s properties.
c.	In the event Client defaults in the payment of any amount due to Tecnovate under this Agreement and does not cure the default within agreed period under Clause 3 after the date of such payment was due, then Tecnovate may, in addition to its rights under this Clause, terminate this Agreement by giving written notice to the Client.

d.	It is hereby, agreed and understood by the Parties that the provisions of this Clause shall not limit or restrict nor shall they preclude any Party from pursuing such further and other legal actions, against the other Party for any breach or non-compliance of the terms of this Agreement.

e.	In the event that this Agreement is terminated for any reasons, either Party shall forthwith hand over to the other the possession of all documents, material and any other property belonging to the other that may be in the possession of the Party or any of its employees, agents or individuals assigned to perform the services under this Agreement.

f.	Termination of this Agreement shall not prejudice any rights and obligations of either party outstanding at the time of termination.

g.	Exercise of either party of its right to terminate this Agreement will in no way affect or impair its right to bring suit for any default or breach of this Agreement.

15.	Force Majeure
a.	The Parties shall not be liable for any failure to perform any of its obligations under this Agreement if the performance is prevented, hindered or delayed by a Force Majeure Event (defined below).

b.	A Party hereto who is affected by a Force Majeure Event shall forthwith notify the other Party and shall use all reasonable endeavors to avoid or minimize the effect of the same on this Agreement and the fulfillment of the terms hereof. The affected Party shall resume performance of this Agreement as soon as practicable after the reduction or cessation of the Force Majeure Event.

c.	If the Client has knowledge of any Force Majeure event occurring at its location, owing to which the access to the resources (e.g., Connectivity, Servers, Databases) are affected, the Client shall promptly notify the Tecnovate, and provide all relevant information concerning the delay or potential delay and also make payments to the Tecnovate of the service charges as per the regular rates for the period that the Services are affected since the resources are made available by the Tecnovate to carry out the Services for the Client during such period.

d.	Force Majeure Event: means any event due to any cause beyond the reasonable control of the Party, including, without limitation, unavailability of any communication system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.

16.	Miscellaneous
a.	Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

b.	No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

c.	Neither Party may assign this Agreement or any of its rights and obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld. Nothing contained herein shall prevent the use by, or the assignment of this Agreement, or any rights acquired hereunder, by either Party to its direct or indirect parent company or any subsidiary of such parent company.

d.	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

e.	This Agreement and related SOW(s) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

f.	Neither this Agreement nor any provision hereof is intended to confer upon any person other than the Parties to this Agreement any rights or remedies hereunder.

g.	In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and to perform such additional actions as may be necessary, appropriate or reasonably requested to carry out or evidence the transactions contemplated hereby.

h.	The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not effect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

i.	In the event of a conflict between the provisions of this Agreement and the specific provisions set forth in an SOW, the provisions of this Agreement shall control unless the provisions of the SOW, specifically reference the provisions of this Agreement that are inconsistent.

j.	This Agreement has been signed in duplicate, each of which shall be deemed to be an original.

17.	Notices and Contract Representatives
All notices, demands, and other communications hereunder shall be in writing, and shall be deemed given to the other party when delivered by personal delivery, registered post with acknowledgement due, or messenger or courier services with proof of delivery. All notices under this Agreement shall be given by the Parties at the addresses of the other Party listed in Annexure C; and either Party may by notice in writing, change their address of this purpose.
IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto on the day and year first above written.

For Tecnovate eSolutions Private Limited
/s/ Aditya Arora	/s/ Bhupender Singh

Aditya Arora Authorized Signatory Technovate eSolutions Private Limited	Bhupender Singh Authorized Signatory Technovate eSolutions Private Limited

For Make My Trip India Pvt. Ltd
/s/ Vikas Bhasin	/s/ Vebhav Anand

Vikas Bhasin Financial Controller Make My Trip (India) Pvt. Ltd	Vebhav Anand Assistant Vice President - Services Make My Trip (India) Pvt. Ltd

REDACTED	Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
Annexure B
Remuneration Structure

Fixed Component		XXXX		XXXX		XXXX
	ICSU		CHAT		HOT LEADS
Variable Component	Conversion Target %	Incentive Amount	Conversion Target %	Incentive Amount	Conversion Target %	Incentive Amount

	15%	XXXX	6%	XXXX	40%	XXXX
Incentive	18%	XXXX	7%	XXXX	50%	XXXX
	20%	XXXX	8%	XXXX	60%	XXXX

Total (Fixed	15%	XXXX	6%	XXXX	40%	XXXX
Component +	18%	XXXX	7%	XXXX	50%	XXXX
Incetive)	20%	XXXX	8%	XXXX	60%	XXXX

		Incentive Amount Rs.		Incentive Amount		Incentive Amount Rs.
	Attachrate	Per Insurance	Attachrate	Rs. Per Insurance	Attachrate	Per Insurance
Insurance	Target	sold	Target	sold	Target	sold
	20%	Qualifier	30%	Qualifier	30%	Qualifier
	25%	10	40%	50	40%	50
	30%	15	50%	75	50%	75
In addition to the above, the pricing for Customer Service / Post Sales process would be on per FTE per month basis @ XXXX only) excluding the telecom costs which would be billed separately on actuals. The foregoing pricing for Customer Service Model has been agreed for temporary seasonal staffing ramp up. In the event that the FTE(s) for Customer Service / Post Sales process are not removed from this process or utilized for some other non sales process post the season i.e. April - June 2009 or an extended period as mutually agreed before extension, price shall be XXXX per FTE month (excluding the telecom costs which would be billed separately on actuals) from the date the staff is utilized for MMT processes including training.

Annexure C

In relation to Tecnovate	Kind Attn: Dipesh R. Singhania, Financial Controller Hall No. 4, NESCO Complex, W.E. Highway, Goregaon (East), Mumbai 40063, Maharashtra Fax: +91 22 6769 2800

With a copy to: Kind Attn.: Amit Gupta, Head of Legal 219 Okhla Industrial Estate – Phase III New Delhi – 110 020 Fax: 011 – 26332760

In relation to Client	Name: Vikas Bhasin, Financial Controller Address:103, Udyog Vihar Phase I, Gurgaon 122016 Haryana

Telephone: +919811515109 Fax: +91 1244395100

Name: Vebhav Anand, Assistant Vice President – Services Address:103, Udyog Vihar Phase I, Gurgaon 122016 Haryana

Telephone: +919810706918 Fax: +91 1244395100

Confidential to the Parties
Annexure A to the Master Services Agreement dated 25th March 2009
This Annexure or Statement of Work (“SoW”) is made and entered into as of 25th March 2009 and effective 1st April 2009 (the “Effective Date”) and describes the work to be performed by Technovate eSolutions Private Limited, (“Technovate” or “Service Provider”) for Make My Trip (India) Pvt. Ltd.(“Company” or “Client”) for the provision of contact-centre and related services as detailed in Attachment A, Description of Work. This SoW authorizes Service Provider to provide the work described below. This SoW is made and entered into pursuant to the Master Services Agreement by and between Service Provider and the Company dated 25th March 2009 (‘MSA’).
I.	Obligations of either party with respect to telecommunication connectivity and equipment, and information technology related software, applications, hardware are contained in Attachment B, Telecommunications and Information Technology.

II.	Term. The term of this SoW (the “SoW term”) shall coincide with the term of the MSA.

III.	Contracts. Service Provider’s Program Representative is Myron Ferro, having a place of business at the following address: 219 Okhla Phase III, New Delhi – 110 020

Service Provider’s Contract Representative is Amit Gupta, having a place of business at the following address: 219 Okhla Phase III, New Delhi –110 020

Company’s Program Representative is Vebhav Anand, having a place of business at the following address: 103, Udyog Vihar Phase I, Gurgaon 122006, Haryana

Company’s Contract Representative is Vikas Bhasin, having a place of business at the following address: 103, Udyog Vihar Phase I, Gurgaon 122006, Haryana

V.	Invoices. Month-end invoices and back-up documentation shall be sent as per the terms and conditions detailed on the MSA to Company’s Program Representative with a copy to the Company’s Contract Representative and/or such other individuals or departments designated by the Company from time to time.

VI.	Pricing. Charges for Services performed by Service Provider are detailed in Attachment D, Pricing.

VII.	Location. For upto 50 seats the Location at which Service Provider will perform all Services under this SoW shall be out of its facilities at 219, Okhla Phase 3, New Delhi. In the event of a ramp up beyond 50 FTEs, pursuant to changes made through the change management process set forth in the SoW as Attachment E, Change Management Process, Service Provider will use endeavor to continue providing services from its Okhla facility only. However, Service Provider reserves the right to move the Location to its other offices located within NCR (Delhi) in case its Okhla facility would not be suitable for such ramp up. For such move of location Service Provider would give a choice of two locations for such move to the Company. However, it is agreed between the parties that in no event the Location would be any of the following offices of Service Provider: 409, Udyog Vihar, Phase 4 Gurgaon and 94 / 95, Udygon Vihar, Phase 4 Gurgaon.

VIII.	Modifications. All changes, modifications and amendments to this SoW shall be made through change management process set forth in the SoW as Attachment E, Change Management Process.

1

Confidential to the Parties

For Tecnovate eSolutions Private Limited
/s/ Aditya Arora	/s/ Bhupender Singh

Aditya Arora Authorized Signatory Technovate eSolutions Private Limited	Bhupender Singh Authorized Signatory Technovate eSolutions Private Limited

For Make My Trip India Pvt. Ltd
/s/ Vikas Bhasin	/s/ Vebhav Anand

Vikas Bhasin Financial Controller Make My Trip (India) Pvt. Ltd	Vebhav Anand Assistant Vice President — Services Make My Trip (India) Pvt. Ltd

Confidential to the Parties
Attachment A
Description of Work
Work Description.
Service Provider shall provide Customer Sales and Service Representatives (“CSRs”) in accordance with the terms and conditions of this SoW, which are also referred to as the “Company Program/s”.

1.	INTERNATIONAL SALES — CHATS:
•	Process Description: Inbound Chat Sales where domestic (India) customers connects through Company’s website to book International (departing from India) Air tickets.

•	Operating Hours during SOW Term: 08:00 – 23:00 hrs

•	The descriptions of skills and other qualifications required from the Service Provider Employees identified below in providing for the Services under this SoW for this process are set forth as follows:
i.	Knowledge of Amadeus,

ii.	Geographical knowledge,

iii.	Routes for international travel and

iv.	Awareness about airlines operations,

v.	Basic Communication and typing skills
•	Process Training (excluding GDS): 14 days covering the
i.	products,

ii.	Understanding customers requirements and

iii.	How to funnel them and close the transaction with minimum efforts.
•	Technology Solution
i.	Amadeus

ii.	‘Timpani’ as Chat tool

iii.	Navision as MMT CRM

iv.	Standard Desktop + IP phone Outbound calling facility (Domestic)
•	Performance metrics – As per the sliding scale agreed for the SOW Term or Initial Term of the MSA

2.	INTERNATIONAL SALES — HOT LEADS:
•	Process Description: Outbound Voice Sales where sellers are to contact those customers who were unable to close their purchase of International (departing from India) Air tickets while transacting on Company’s website. These leads will be provided by the Company through a URL, hence real time.

•	Operating Hours during SOW Term: 09:00 – 21:00 hrs

•	The descriptions of skills and other qualifications required from the Service Provider Employees identified below in providing for the Services under this SoW for this process are set forth as follows:
i.	Knowledge of Amadeus,

ii.	Geographical knowledge,

iii.	Routes for international travel and

iv.	Awareness about airlines operations,

v.	Basic Communication skills
•	Technology Solution
i.	Amadeus

ii.	Navision as MMT CRM

iii.	Standard Desktop + IP phone with Outbound calling facility (Domestic)

Confidential to the Parties

3.	DOMESTIC AIR — SALES:
•	Process Description: Inbound Voice Sales where domestic (India) customers call on the Toll free number of the Company to book domestic Air tickets

•	Operating Hours during SOW Term: 08:00 – 23:00 hrs

•	The descriptions of skills and other qualifications required from the Service Provider Employees identified below in providing for the Services under this SoW for this process are set forth as follows:
i.	Amadeus,

ii.	Awareness about airlines operations,

iii.	Basic Communication and typing skills
•	Technology Solution
i.	Amadeus

ii.	Navision as MMT CRM

iii.	Standard Desktop + IP phone with Inbound calling facility (Domestic)
•	Performance metrics As per the sliding scale agreed for the SOW Term or Initial Term of the MSA

4.	POST SALES AIR:
•	Process Description: Inbound Voice process where present customers call for their Queries and Requests. The agents are expected to offer resolution as per defined processes. They are expected to achieve high First Contact resolution and Customer satisfaction for each interaction.

•	Operating Hours during SOW Term: 24 * 7

•	The descriptions of skills and other qualifications required from the Service Provider employees identified below in providing for the Services under this SoW for this process are set forth as follows:
i.	Profile: Amadeus, Awareness about airlines operations, Communication (verbal and written) skills

ii.	Process Training (excluding GDS): 3 weeks covering understanding customer requirements and offering resolution.
•	Technology Solution
i.	Amadeus

ii.	Navision as MMT CRM

iii.	Standard Desktop + IP phone with Outbound calling facility (Domestic)
•	Performance metrics: FCR, Csat, Abandon rate, QA scores
Minimum billable FTE:
The minimum number of billable FTE(s) for the processes listed above are as follows:
          1. Seventeen (17) for Process 1 to 3
          2. Twenty-Five (25) for Process 4
Service Provider shall keep buffer in staffing basis it’s attrition rate at his own cost.
Training:
Parties agree that the training charges for the first batch in all the processes detailed above would be charged back to MMT and thereafter for future all training (attrition backfill, refreshers, developmental) would be borne by Service Provider.

Confidential to the Parties
Attachment B
Telecommunications and Technology
Assumptions:
•	Client will bear the cost of bandwidth required for voice and data

•	Service Provider assumes responsibility for router and IP phones

•	Service Provider will provide agent desktop with TFT screen, 1 GB RAM, Pentium Core 2 DUO / dual Core processor, 80 GB HDD.

•	Desktop machine will have Windows XP SP 2 loaded with MS — Office, Adobe Reader, Winzip / Winrar, IE 6.0 plus access to Printer.

•	Service Provider will provide for the outgoing call facility to agents and Client will pay for such calls on actuals.

•	The outgoing calls would be recorded and archived for a period of 3 months.

Confidential to the Parties
Attachment D
Billing

A.	Invoicing and Billing.
On or before the fifteenth (15th) day of each calendar month, Service Provider will issue written and electronic invoices to Company for the Services rendered in the preceding month. All Charges set forth on each invoice shall be itemized by the applicable Service and shall clearly identify the Charge and the basis for the Charge (including any calculation on which the Charge is based) in a manner satisfactory to Company. Any applicable taxes shall be listed separately. Charges not specifically provided for in this Attachment must be pre-approved by Company in writing.

Invoice and Billing Point of Contact:

Manish Saxena, Make My Trip.
Service Provider will also provide a hard copy invoice or invoice on CD, in addition to an electronic invoice sent via e-mail reasonably detailing all specifics of billable items contained on monthly bill. The items on the invoice shall provide detail and a description of any/all billed items, including, but not limited to:
i.	Billing summary

ii.	Applicable re-bill invoices

iii.	Line item and back up for all Ancillary Charges

iv.	Training charges — Billable and Non billable (include itemization of all Training completed, hours, and attendance sheets)

v.	Monthly summary of Service Level Performance
Billing documentation requirements will be reviewed on an on-going basis. Any additional documentation that may be required will be submitted via the Change Management Process.

Confidential to the Parties
Attachment E
Change Control Management
☑	Where either Party wishes to propose any amendment or modification to the Agreement or any SOW (including the scope or details of the Services (or any part of them) (a Change), then it will notify the other Party of that fact by sending a change request in the format of a Change Control Note (as provided below) to the other Party’s appropriately appointed representative.
☑	Neither Party will have any obligation to commence work or make any payment in connection with any Change until the relevant Change Control Note is agreed by the Parties in writing.
☑	The following format will be used for all changes including scope of Services, people (ramp-ups and ramp-downs), technology (any changes in the technology to be used), training (any additional training required as a result of other technology/system changes made), infrastructure and BCP / DR requirements:

Change Control Note	CCN Reference No.:

Change Control Note (“CCN”) to the	(	)	between the	and the

dated	(the “Agreement”)

Title of Change:

Originator:

Effective Date:

Term:

Reason for Change:
•
•
•

Description of Change:
The costs relating to the Change (including any consequent change to existing Charges)

Timetable for Implementation, together with any proposals for acceptance:

Signed for and on behalf of	:

Date:
Signed for and on behalf of	: